KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces Hiring of Scott Van Pelt as Chief Financial Officer

KINGSTON, NY / ACCESSWIRE / February 1, 2021 / Kingstone Companies, Inc. (NASDAQ:KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced that Scott Van Pelt will be joining its senior management team as its Chief Financial Officer.

Scott brings to Kingstone over 30 years of experience in the insurance industry, having served as Chief Financial Officer at CHW Group, Citi Reinsurance and Star & Shield Insurance. Scott will drive Kingstone's strategic priorities with regard to finance and accounting.

Barry Goldstein, Kingstone's CEO, stated, "We are excited to have Scott join Kingstone's management team. His deep experience in the insurance industry will be an invaluable asset to us as we seek to position ourselves as a leading regional carrier."

Mr. Van Pelt said, "I am thrilled to join the senior leadership team at Kingstone and look forward to helping lead the Company to even greater successes."

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 under "Factors That May Affect Future Results and Financial Condition" and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended September 30, 2020, filed with the Securities and Exchange Commission. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319